SIFCO Industries, Inc. Signs Definitive Agreement to Acquire C*Blade;
CFO to Return to Private Equity Industry

CLEVELAND – March 17, 2015 – SIFCO Industries, Inc. (NYSE MKT: SIF) announced today that
It has entered into a definitive agreement to acquire the Italian-based company C*Blade from Riello Investment Partners. Closing will occur following satisfaction of certain conditions and regulatory approvals, currently anticipated by mid- 2015.

In an unrelated development, SIFCO also announced that Catherine M. Kramer, Vice President and Chief Financial Officer, will leave the Company, effective April 3, 2015, to return to the private equity industry.

C*Blade Acquisition
The C*Blade acquisition will deliver important strategic benefits to SIFCO’s target markets of aerospace and energy, including broader reach into the steam turbine market and an opportunity to sell C*Blade’s products in the U.S. market.

C*Blade has been in business for more than 50 years and specializes in the manufacture of steam turbine blades and gas compressor blades for the energy market. C*Blade is a best-in-class manufacturer of critical turbine components with strong machining capabilities and a long track record of serving both OEM and aftermarket customers. Located in Maniago, Italy, C*Blade has approximately 150 employees and annual revenues of approximately US $30 million. The acquisition is expected to be accretive to earnings.

“C*Blade enjoys a strong reputation for its design expertise and high quality products,” said Michael S. Lipscomb, Chairman and Chief Executive Officer. “We are delighted to have reached an agreement with the C*Blade team and plan to leverage their strong capabilities and competitive advantages to become an integral part of SIFCO’s growth strategy.”

Chief Financial Officer
Ms. Kramer has served in her current role since January 1, 2013. She joined the Company in 2012 as director of financial planning and analysis after spending four years at Greenstar Capital LLC, where she served as managing director and vice president of strategic planning.

“While we are disappointed that Kate will be leaving us, we understand and respect her decision to accept an opportunity in an area that has been an important part in shaping her career success,” said Mr. Lipscomb. “We thank her for her many contributions to SIFCO, and in particular for leading us through our first year as an accelerated filer in 2014, and wish her the very best.”

Mr. Lipscomb said a national search is underway for Ms. Kramer’s successor. “We are seeking an individual whose skills and experience support our strategic growth objectives, including global opportunities,” he said.

Corporate Controller Thomas R. Kubera will serve as interim Chief Financial Officer. Before joining SIFCO Industries in 2014, Mr. Kubera, a CPA, spent nine years at Cliffs Natural Resources, most recently as Controller - Global Operations Services.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2014 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, and machining.

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Contacts
SIFCO Industries, Inc.
Michael S. Lipscomb, Chairman & CEO, 216-881-8600
www.sifco.com